UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): June 9, 2015

HomeStreet, Inc.
(Exact name of registrant as specified in its charter)

Washington	001-35424	91-0186600
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
601 Union Street, Ste. 2000, Seattle, WA 98101
(Address of principal executive offices) (Zip Code)
(206) 623-3050
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 9, 2015, HomeStreet, Inc. (the “Company”) issued a press release announcing that it has appointed Melba Bartels, age 53, as the Company's Executive Vice President and Chief Financial Officer. Ms. Bartels will be the principal financial officer and principal accounting officer of the Company.

Ms. Bartels was previously the Chief Financial Officer of Auto and Student Lending at JPMorgan Chase from December 2011 to June 2015. Prior to that, Ms. Bartels served as the Senior Vice President of Finance for Chase Auto Finance from June 2009 to December 2011. Ms. Bartels holds a Masters of Business Administration and a bachelor of science from the University of Washington School of Business.

In connection with her employment, Ms. Bartels and HomeStreet have entered into an Employment Agreement to be effective beginning on August 3, 2015, with an initial term of three years from the effective date. Either the Company or Ms. Bartels may terminate the Employment Agreement at the end of the initial term by providing at least 60 days’ notice. Unless the agreement is terminated, it will automatically renew at the end of the initial term (and the end of each successive term) for additional one-year terms.

Ms. Bartels will receive an annual salary under the Employment Agreement of not less than $325,000, as well as a one-time signing bonus of $75,000. She will also be entitled to receive annual incentive compensation based on the completion of objectives determined by the Company’s Chief Executive Officer or his designee targeted at 50% of her salary, with a maximum payment of 75% of her salary, provided such incentive payments are in line with Sound Incentive Compensation Planning Guidelines and other regulations or restrictions applicable to financial institutions. The Employment Agreement also provides for an initial equity compensation award to be granted to Ms. Bartels, subject to approval of the Board of Directors, in the form of a restricted stock grant in an amount equal to $275,000 based on the market value of the Company’s stock at the time of grant, to vest ratably over the next four years, as well as annual equity grants beginning in January 2016. For January 2016, the annual grant will be based on 50% of Ms. Bartels’s base salary, with 50% of such award granted in restricted stock units to vest ratably over the subsequent three years and 50% granted as performance stock units with vesting subject to achievement of certain performance goals. Subsequent to 2016, Ms. Bartels’s grants will be consistent with other grants made under the Company’s equity incentive plan and appropriate market compensation levels. The Company will also provide Ms. Bartels with certain relocation assistance and she will be eligible to participate in the benefit plans generally available to employees of the Company and HomeStreet Bank.

In the event the Company terminates Ms. Bartels’s employment for Cause or Ms. Bartels terminates her employment without Good Reason (each as defined in the Employment Agreement), Ms. Bartels will receive her salary earned to date, vested equity compensation and payment of unused vacation pursuant to the Company’s standard practices. In the event Ms. Bartels’s employment is terminated by the Company without Cause or by Ms. Bartels with Good Reason, Ms. Bartels shall also be eligible to receive severance equal to two times her then-current salary plus two times the greater of her most recent incentive bonus payment or her current year target incentive bonus payment in addition to her salary for the current pay period, any earned incentive bonus payments and accelerated vesting of all of her outstanding equity awards in exchange for providing a general release of claims to the Company.

The foregoing description is qualified by reference to the Employment Agreement, a copy of which will be filed by HomeStreet as an exhibit to the Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2015.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits.
Exhibit 99.1    Press Release issued by HomeStreet, Inc. dated June 9, 2015, regarding its appointment of certain officers.

This Form 8-K contains forward-looking statements concerning HomeStreet, Inc. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are based on many beliefs, assumptions, estimates and expectations, taking into account information currently available to us. When used in this Form 8-K, the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” and similar expressions (including the negative of these terms) may help identify forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. These risks include statements predicated upon our ability to attract and retain executive talent and staff. Actual results may differ from or fall materially short of our expectations and we may change our plans or take additional actions that differ in material ways from our current intentions. Accordingly, you should not unduly rely on our forward-looking statements. All forward-looking statements are based on information available to the Company as of the date hereof, and we do not undertake to update or revise any forward-looking statement, for any reason.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 9, 2015.

HomeStreet, Inc.
By: /s/ Godfrey B. Evans
Godfrey B. Evans
Executive Vice President, Chief Administrative
Officer, General Counsel and Corporate Secretary